                            SCHEDULE 14A INFORMATION



          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by the Party other than the Registrant [ ]

Check the appropriate box:

<Caption
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AG ASSOCIATES, INC.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          _____________________________________________________________________

    (2)  Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

          _____________________________________________________________________

     (5)  Total fee paid:

          _____________________________________________________________________


[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          _____________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:

          _____________________________________________________________________

     (3)  Filing Party:

          _____________________________________________________________________

     (4)  Date Filed:

                               AG ASSOCIATES, INC.


                               4425 FORTRAN DRIVE
                         SAN JOSE, CALIFORNIA 95134-2300


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO OUR SHAREHOLDERS:

        Notice is hereby given that the Annual Meeting of Shareholders of AG Associates, Inc. (the "Company") will be held at the Company, 4425 Fortran Drive, San Jose, California 95134, on Thursday, February 26, 1998 at 4:00 p.m. for the following purposes:

  1. To elect four directors of the Company, with each director to serve until the next Annual Meeting of Shareholders and until his or her successor has been elected or until his or her earlier resignation, death or removal. The Company's Board of Directors has nominated the following individuals to serve:

        Arnon Gat, Anita Gat, Norio Kuroda and Cecil Parker.

  2. To consider and vote on a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares, from 1,500,000 shares to 1,900,000 shares.

  3. To ratify the selection of Deloitte & Touche LLP as independent accountants for the Company for the fiscal year ending September 30, 1998.

  4. To transact any other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on December 31, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             /s/   ANITA GAT
                                             -------------------------------
San Jose, California                         ANITA GAT
January 26, 1998                             Vice President and Secretary

                                TABLE OF CONTENTS


                                                                                    PAGE
                                                                                    ----
   VOTING RIGHTS AND SOLICITATIONS OF PROXIES..................................       1

   REVOCABILITY OF PROXIES.....................................................       2

   PROPOSAL NO. 1 - ELECTION OF DIRECTORS......................................       3
       Directors/Nominees......................................................       3
       Board of Directors' Meetings and Committees.............................       4
       Directors' Compensation.................................................       4

   PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO 1993 STOCK OPTION PLAN............       6
       Terms of the Plan.......................................................       6
       Federal Income Tax Information..........................................       7
       Amendment of the 1993 Plan..............................................       8
       New Plan Benefits.......................................................       8

   PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT
       PUBLIC ACCOUNTANTS......................................................       9

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............      10

   EXECUTIVE OFFICERS..........................................................      12

   EXECUTIVE COMPENSATION......................................................      13
       Compensation of Named Officers..........................................      13
       Compensation Committee Interlocks and Insider Participation.............      15
       Employment Agreements...................................................      15
       Report of the Compensation Committee Regarding Executive Compensation...      15

   COMPARISON OF SHAREHOLDER RETURN............................................      18

   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................      19
       Canon Sales Co., Inc....................................................      19
       Agreements with Clal Electronics........................................      19
       Agreements Between AG Israel and the Company............................      20

   COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934........      22

   SHAREHOLDER PROPOSALS.......................................................      22

   OTHER BUSINESS..............................................................      22

                               AG ASSOCIATES, INC.
                               4425 FORTRAN DRIVE
                         SAN JOSE, CALIFORNIA 95134-2300

                                 PROXY STATEMENT

                                January 26, 1998

        The accompanying proxy (the "Proxy") is solicited on behalf of the Board of Directors of AG Associates, Inc., a California corporation ("AG Associates" or the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, February 26, 1998 at 4:00 p.m. (the "Annual Meeting"). The Annual Meeting will be held at the Company, 4425 Fortran Drive, San Jose, California 95134. Only holders of record of the Company's Common Stock at the close of business on December 31, 1997 will be entitled to vote. At the close of business on that date, the Company had 6,074,198 shares of Common Stock outstanding and entitled to vote. The presence of a majority of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement and the Proxy will be first mailed to shareholders on or about January 26, 1998.


                    VOTING RIGHTS AND SOLICITATION OF PROXIES


        Holders of Common Stock are entitled to one vote for each share held as of the above record date. In the event that a broker, bank, custodian, nominee or other record holder of the Company's Common Stock indicates on a Proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

        Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by Proxy at the Meeting that are voted on the election of directors. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by Proxy at the Meeting that are voted "for" or "against" the proposal. In addition, for Proposal Nos. 2 and 3, the affirmative votes must constitute at least a majority of the required quorum. Neither an abstention nor a broker non-vote will be counted as a vote "for" or "against" Proposal Nos. 2 or 3. All votes will be tabulated by the inspector of elections appointed for the Meeting. Each of the Company's proposals described in this Proxy Statement requires that a quorum be present at the Meeting.

        Unless otherwise instructed, each valid returned Proxy in the form accompanying this Proxy Statement that is not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors and "FOR" Proposal Nos. 2 and 3 described in this Proxy Statement, and at the Proxy holder's discretion, on such other matters, if any, that may come before the Meeting (including any proposal to adjourn the Meeting).

        In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the Proxy holders may propose one or more adjournments of the Meeting to permit further solicitations of Proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by Proxy at the Meeting and entitled to vote.

        The expenses of soliciting Proxies in the enclosed form will be paid by the Company. Following the original mailing of the Proxy and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the Proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of Proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or telegram.


                             REVOCABILITY OF PROXIES

        Any person signing a Proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the Proxy. A Proxy may be revoked by a writing delivered to the Secretary of the Company stating that the Proxy is revoked, by a subsequent Proxy that is signed by the person who signed the earlier Proxy and is presented at the meeting or by attendance at the meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

        The Board of Directors of the Company (the "Board" or "Board of Directors") has nominated for election as directors each of the following persons to serve until the next annual meeting of shareholders and until his or her successor has been elected or until his or her earlier resignation, death or removal: Arnon Gat, Anita Gat, Norio Kuroda and Cecil Parker. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the Company's nominees named above. The four nominees for election as directors who receive the greatest number of votes cast for the election of directors at the Annual Meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable, or will decline, to serve as a director. See "Certain Relationships and Related Transactions -- Agreements with Clal Electronics" for a description of an arrangement pursuant to which certain individuals may be selected as a director or nominee.

DIRECTORS/NOMINEES

        The names of the current members of the Board, as well as Company's nominees for the Board, and certain information about them as of December 31, 1997 (including their terms of service), are set forth below:


Name of Nominee                            Age    Principal Occupation             Director Since
---------------                            ---    --------------------             --------------
Arnon Gat...........................       49     Chairman of the Board of            1981
                                                  Directors and Chief Executive
                                                  Officer of the Company

Anita Gat...........................       58     Vice President                      1981
                                                  Administration, Director
                                                  Corporate Communications and
                                                  Secretary of the Company

Norio Kuroda (1)(2).................       57     Managing Director and Group         1995
                                                  Chief Executive, Optical
                                                  Products Group, Canon Sales
                                                  Co., Inc.

Cecil Parker (1)(2).................       56     Managing General Partner,           1995
                                                  Cecil Parker Associates

------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

        Each of the nominees, if elected, will serve as a director until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. Vacancies on the Board occurring prior to an annual meeting may be filled by the Board. In November 1997, John C. Moore resigned as a director of the Company to pursue other interests, and, in connection with Mr. Moore's resignation, the Board reduced the size of the Company's Board of Directors to four members.

        Arnon Gat co-founded the Company in October 1981. He has served as Chairman of the Board, Chief Executive Officer and a director of the Company since December 1981. From December 1981 to May 1994, he also served as Chief Financial Officer of the Company, and from May 1996 to December 1996, he served as Acting Chief Financial Officer of the Company. Prior to founding the Company, he was a consultant at Coherent, Inc., a developer of industrial and scientific laser technology. He holds a B.S. in electrical engineering from Israel Institute of Technology (Technion) and an M.S. and a Ph.D. in electrical engineering from Stanford University. While he was at Stanford, Dr. Gat was instrumental in beginning the research and development program for laser technology and its application to semiconductor technology. His research at Stanford is the basis of the Company's technology. A member of the American Physical Society, the Electromechanical Society and Metallurgic Society of the AIME,

Dr. Gat has been widely published and holds several patents in rapid thermal processing of semiconductors. Dr. Gat is the spouse of Anita Gat.

        Anita Gat, a co-founder of the Company, has served as Secretary and a director of the Company since December 1981 and as Vice President Administration since October 1996. From January 1993 until October 1996 Ms. Gat served as Vice President Human Resources of the Company. She also served as Director of Corporate Communications of the Company from its formation to October 1996. Ms. Gat is the spouse of Arnon Gat. She attended the University of Arizona.

        Norio Kuroda has served as a director of the Company since May 1995. He has served in various capacities with Canon Sales Co., Inc. ("Canon") and its affiliates since 1964. Canon is the exclusive distributor for all Canon products such as copiers and cameras in Japan. Canon also imports and sells semiconductor capital equipment. Mr. Kuroda is currently Managing Director and Group Chief Executive Officer of Canon's Optical Products Group. From 1993 to February 1995, Mr. Kuroda served as Managing Director and Group Chief Executive Officer of Canon's BC Sales Group. Mr. Kuroda graduated from Tokyo University of Foreign Studies.

        Cecil Parker has served as a director of the Company since December 1995. He has been a Managing General Partner of Cecil Parker Associates, a consulting practice focused on high-tech clients, since February 1988. From December 1988 to May 1989, Mr. Parker served as Vice President of Human Resources of Sematech, the high-tech manufacturing consortium. He also served as Vice President of Human Resources at Compaq Computer Corporation from February 1983 to January 1988. Mr. Parker holds a B.A. in business administration from the University of Texas at Austin.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

        The Board of Directors met five times and acted by unanimous written consent seven times during the year ended September 30, 1997 ("fiscal 1997"). No incumbent director, with the exception of Norio Kuroda, attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which he or she served. Standing committees of the Board currently include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

        Messrs. Kuroda and Parker are the current members of the Audit Committee. The Audit Committee met one time during fiscal 1997. The Audit Committee exercises the following powers: (1) nominates the independent auditors of the Company to be approved by the Board of Directors; (2) meets with the independent auditors to review the annual audit; (3) assists the full Board in evaluating the auditor's performance; and (4) reviews internal audit and control procedures, related party transactions and, where appropriate, potential conflict of interest situations.

        Messrs. Kuroda and Parker are the current members of the Compensation Committee. The Compensation Committee met two times and acted by unanimous written consent 55 times during fiscal 1997. The Compensation Committee administers all stock and other compensation for the Company's officers. Additionally, the Compensation Committee administers the Company's 1993 Stock Option Plan, Employee Stock Purchase Plan and other stock benefit plans for officers and employees. The Company's 1994 Directors Option Plan is administered by the full Board.

DIRECTORS' COMPENSATION

        Directors do not receive cash compensation for serving as members of the Company's Board of Directors, but are reimbursed for their expenses in attending meetings of the Board and of Committees of the Board. Outside Directors (directors who are not employed by the Company or any of its subsidiaries and who do not represent a corporate strategic partner of the Company) are eligible for automatic option grants under the 1994 Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the automatic grant of an option for 5,000 shares when an individual first becomes an Outside Director. If the individual is still an Outside Director on each anniversary of the date he or she joined the Board, he or she is automatically granted an additional option for 1,000 shares. All options granted under the Directors Plan have an exercise price equal to the fair market value of the Company's common stock on the date of grant, become exercisable at a rate of 25% of the shares each year, and expire five years after the date of grant. During fiscal 1997, the following options were granted under the Directors Plan to Outside Directors of the Company: in January 1997, the Company granted an option to purchase 1,000 shares of Common Stock to Cecil Parker, and in February 1997, the Company granted an option to purchase 1,000 shares of Common Stock to John Moore. Mr. Moore resigned from the Board in November 1997. All other options currently held by directors were granted prior to the time the Directors Plan was adopted.

        The following options were held by the Company's directors as of September 30, 1997:


                           Number of      Exercise                                  Termination
Name                         Shares        Price     Grant Date      Plan Type         Date
                             ------        -----      --------     ----------------  --------
Arnon Gat.............       18,750       $ 3.30      01/14/94     1993 Plan (1)     01/14/99
                              3,960       $ 8.36      10/01/94     1993 Plan (2)     10/01/99

Anita Gat.............       18,750       $ 3.30      01/14/94     1993 Plan (1)     01/14/99
                              2,319       $ 8.36      10/01/94     1993 Plan (2)     10/01/99
                              6,900       $15.29      12/19/95     1993 Plan (3)     12/19/00
                              7,800       $ 7.50      03/18/96     1993 Plan (3)     03/18/01
                              5,164       $ 5.78      11/04/96     1993 Plan (3)     11/04/01

John C. Moore (6).....        2,500       $ 4.80      07/13/91     Non Plan (4)      07/13/01
                              1,000       $ 9.14      02/18/96     Directors Plan(5) 02/18/01
                              1,000       $ 5.88      02/18/97     Directors Plan(5) 02/18/02

Cecil Parker..........        5,000       $16.71      12/06/95     Directors Plan(5) 12/06/00
                              1,000       $ 6.38      01/27/97     Directors Plan(5) 01/27/02

------------------
(1) Granted under the Company's 1993 Stock Option Plan. These options vested as to 50% of the shares subject to the option on May 23, 1996 and at the rate of 25% of the shares subject to the option annually thereafter. Since these option holders also hold more than 10% of the Company's stock, the exercise price was equal to 110% of the fair market value of the Common Stock on the date of grant as required by applicable tax laws.

(2) Granted under the Company's 1993 Stock Option Plan. These options are 100% vested. Since these option holders also hold more than 10% of the Company's stock, the exercise price was equal to 110% of the fair market value of the Common Stock on the date of grant as required by applicable tax laws.

(3) Granted under the Company's 1993 Stock Option Plan. These five-year options vest as to 25% of the shares each year after the date of grant. Since these option holders also hold more than 10% of the Company's stock, the exercise price was equal to 110% of the fair market value of the Common Stock on the date of grant as required by applicable tax laws.

(4) Granted outside of the terms of any of the Company's stock option plans. This option vests at the rate of 25% of the shares subject to the option annually from the date of grant. The exercise price was equal to the fair market value of the Common Stock on the date of grant.

(5) Granted under the Directors Plan. These five-year options vest as to 25% of the shares each year after the date of grant.

(6) Mr. Moore resigned from the Board in November 1997.



                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                  ELECTION OF EACH OF THE NOMINATED DIRECTORS.
                       -----------------------------------

                    PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO
                             1993 STOCK OPTION PLAN

        At the Annual Meeting, the shareholders of the Company are being asked to approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") that increases the number of shares of Common Stock available thereunder from 1,500,000 to 1,900,000. The Board approved the amendment of the 1993 Plan in December 1997. As of December 31, 1997, options for the purchase of up to 1,031,847 shares of the Company's Common Stock had been granted and were outstanding under the 1993 Plan, and options to purchase 156,400 shares of the Company's Common Stock had been exercised, leaving 711,753 shares available for grant under the 1993 Plan. The granting of options under the 1993 Plan plays an important role in the Company's efforts to attract and retain qualified employees, consultants and other service providers. The Board believes that the additional reserve of shares subject to the 1993 Plan is needed to ensure that the Company can meet these goals.

        The 1993 Plan was adopted by the Board and approved by the Company's shareholders in January 1993. The term of the 1993 Plan is ten years from its adoption by the Board. The 1993 Plan has been amended three times since its adoption, primarily to increase the number of shares available for issuance and to reflect changes in relevant tax and corporate laws. It was most recently amended in February 1996 to increase the number of shares available for issuance to 1,500,000 shares.

TERMS OF THE PLAN

        Options may be granted under the 1993 Plan to employees, officers, directors, independent contractors and advisors of the Company, or any parent, subsidiary or affiliate of the Company. As of December 31, 1997, all (approximately 257) of the Company's employees and the Company's two non-employee directors were eligible to receive stock options under the 1993 Plan. Options granted under the 1993 Plan may be incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NQSOs"); however, only employees of the Company, or of a parent or subsidiary of the Company, may be granted ISOs. Generally, options under the 1993 Plan expire ten years after the date of grant (subject to shortened exercisability periods for terminated employees), and the 1993 Plan allows a term of up to ten years for holders of 10% or less of the Company's, or any parent or subsidiary's, outstanding capital stock. The option term is limited to five years for holders of more than 10% of such stock.

        The exercise price of an option granted under the 1993 Plan may not be less than the fair market value of the Company's Common Stock on the date of grant, except that for an ISO granted to a person holding more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the exercise price must be not less than 110% of such fair market value. On December 31, 1997, the fair market value of the Company's Common Stock (as determined by the closing price on the Nasdaq National Market on the last trading date prior to such date) was $4.25. The option exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Board or committee of the Board administering the 1993 Plan, in a number of other forms of consideration, including fully paid shares of the Company's Common Stock or through a same day sale. Options generally become exercisable to the extent of 25% of the shares subject to the option after one year from the date of grant and 1/16th of the shares subject to the option each quarter during the three-year period thereafter.

        The 1993 Plan may be administered by the Board or by a disinterested committee comprised of directors appointed by the Board, which has discretion to select optionees and to establish the terms and conditions of the options, subject to the provisions of the 1993 Plan (the "Committee"). The 1993 Plan is currently administered by the Compensation Committee of the Board.

        An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been validly exercised. An option is not transferable, except by will or the laws of descent or distribution, and is exercisable during the optionee's lifetime only by the optionee. In the event that any outstanding option under the 1993 Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such option may again be available for the grant of options under the 1993 Plan.

FEDERAL INCOME TAX INFORMATION

        Options so designated under the 1993 Plan are intended to qualify as ISOs. All options that are not designated as ISOs are intended to be NQSOs.

THE FOLLOWING IS A GENERAL SUMMARY AS OF DECEMBER 31, 1997 OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE PARTICIPATING EMPLOYEE ASSOCIATED WITH STOCK OPTIONS GRANTED UNDER THE 1993 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY OPTIONEE WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPATING EMPLOYEE HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1993 PLAN.

        Tax Treatment of the Optionee

        Incentive Stock Options. The optionee will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the optionee is subject to the alternative minimum tax described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the option was exercised and for two years after the date the option was granted, the optionee generally will realize mid-term or long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares, depending upon the amount of time the ISO Shares were held by the optionee. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares.

        If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be mid-term or long-term capital gain, depending upon the amount of time the ISO Shares were held by the optionee.

        Alternative Minimum Tax. The difference between the fair market value of stock purchased by exercise of an ISO (measured as of the date of exercise) and the amount paid for that stock upon exercise of the ISO is an adjustment to income for purposes of the alternative minimum tax. The alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% for alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances).

        Nonqualified Stock Options. An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's purchase price. The included amount will be treated as ordinary income by the optionee and may be subject to income tax and FICA withholding by the Company (either by payment in cash or withholding out of the optionee's salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all or a portion of the exercise price is paid by tendering shares of Common Stock.

        Tax Treatment of the Company

        The Company will be entitled to a deduction in connection with the exercise of a NQSO by a domestic employee or director to the extent that the optionee recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

AMENDMENT OF THE 1993 PLAN

        The Committee, to the extent permitted by law, and with respect to any shares at the time not subject to options, may suspend or discontinue the 1993 Plan or revise or amend the 1993 Plan in any respect; provided that the Committee may not, without approval of the shareholders, amend the 1993 Plan in a manner that requires shareholder approval pursuant to the Code or the regulations thereunder or pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

NEW PLAN BENEFITS

        The amounts of future option grants under the 1993 Plan are not determinable because, under the terms of the 1993 Plan, such grants are made in the discretion of the Committee. Future option exercise prices are not determinable because they are based upon fair market value of the Company's Common Stock on the date of grant.


              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                   OF AMENDMENT TO THE 1993 STOCK OPTION PLAN
                       -----------------------------------

                  PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee has nominated and approved, subject to shareholder approval, Deloitte & Touche LLP as its principal independent accountants to perform the audit of the Company's financial statements for the fiscal year ending September 30, 1998, and the shareholders are being asked to ratify such selection. Deloitte & Touche LLP was engaged as the Company's principal independent accountants in June 1994 and performed the Company's audit for the year ended September 30, 1995 ("fiscal 1995"), the year ended September 30, 1996 ("fiscal 1996") and fiscal 1997. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
               OF DELOITTE & TOUCHE LLP AS THE COMPANY'S PRINCIPAL
                            INDEPENDENT ACCOUNTANTS.
                        ---------------------------------

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of December 31, 1997 with respect to the beneficial ownership of the Company's Common Stock by:
(a) each shareholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock; (b) each director and nominee;
(c) the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997 (together, the "Named Officers"); and (d) all current officers and directors as a group. Unless otherwise noted, the address of each named beneficial owner is that of the Company.


Name and Address                                          Number of           Percent of
of Beneficial Owner                                      Shares Owned    Beneficial Ownership (1)
-------------------                                      ------------    ------------------------
Arnon and Anita Gat  (2)............................      1,104,540               18.1%

Norio Kuroda (3)....................................        604,166                9.9

Canon Sales Co., Inc. (3)...........................        604,166                9.9

Nippon Typewriter Corporation (3)...................        604,166                9.9

Investment Company of Bank Hapoalim (4).............        602,028                9.9

Clal Electronics Industries Ltd. (5)................        550,000                9.1

Julio Guardado (6)..................................         56,250                *

Derek Tomlinson (7).................................         36,317                *

Duane McCallister (8)...............................         13,509                *

Robert Bogart (9)...................................         11,000                *

Cecil Parker (10)...................................          2,750                *

All current officers and directors
as a group - 8 persons (11).........................      1,815,023               29.2%

------------------

* Less than 1%

(1) Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage of beneficial ownership is based on 6,074,198 shares of Common Stock outstanding as of December 31, 1997.

(2) Represents 937,153 shares of Common Stock held jointly by Arnon and Anita Gat, 62,500 shares held by Arnon Gat as Trustee of a trust benefiting Dr. Gat's son, 62,500 shares held by Anita Gat as trustee of a trust benefiting Dr. and Ms. Gat's minor daughter and 42,387 shares subject to options held by Dr. or Ms. Gat that are exercisable within 60 days after December 31, 1997. These shares are listed as beneficially owned by both Arnon and Anita Gat, who disclaim beneficial ownership to all shares other than those they hold jointly and, as to shares subject to unexercised options, those each such person has a right to purchase under his or her options. Does not include 550,000 shares held by Clal Electronics Industries Ltd. ("Clal Electronics") as to which Dr. and Ms. Gat may be deemed to share voting power due to the existence of certain voting agreements but as to which Dr. and Ms. Gat disclaim beneficial ownership. See "Certain Relationships and Related Transactions -- Agreements with Clal Electronics," below. Dr. Gat is Chairman of the Board of Directors and Chief Executive Officer of the Company, and Ms. Gat is Vice President Administration, Secretary and a director of the Company.

(3) Represents 487,962 shares held by Canon and 116,204 shares held by Nippon Typewriter Corporation, a subsidiary of Canon. These shares are listed as beneficially owned by both Canon (for which Norio Kuroda serves as Managing Director and Group Chief Executive Officer of the Optical Products Group) and by Nippon Typewriter Corporation. Mr. Kuroda is a director of the Company. He disclaims beneficial ownership of these shares. The address for Mr. Kuroda and Canon is 11-28, Mita 3-Chome, Minato-Ku, Tokyo 109, Japan. The address for Nippon Typewriter Corporation is 11-12, Kyobashi 1-Chome, Chuo-Ku, Tokyo, Japan.

(4) Represents 602,028 shares held of record by this shareholder as of December 31, 1997. Does not include 550,000 shares held by Clal Electronics, as to which this shareholder may be deemed to share voting power due to the ownership by Bank

    Hapoalim B.M. ("Bank Hapoalim") of shares of affiliates of Clal Electronics but as to which this shareholder disclaims beneficial ownership. Bank Hapoalim has a partial ownership interest in Investment Company of Bank Hapoalim ("Hapoalim Investment Co."), and representatives of Bank Hapoalim serve on the Board of Directors of Hapoalim Investment Co. Accordingly, Bank Hapoalim may be deemed to beneficially own the shares of the Company's Common Stock owned by Hapoalim Investment Co. The address of Bank Hapoalim and Hapoalim Investment Co. is 3 Daniel Frisch St., Tel Aviv 64731, Israel.

(5) Does not include 979,540 shares (including shares issuable upon exercise of options that are exercisable within 60 days after December 31, 1997) held by Arnon Gat and Anita Gat, as to which this shareholder may be deemed to share voting power due to the existence of certain voting agreements, but as to which this shareholder disclaims beneficial ownership. See "Certain Relationships and Related Transactions -- Agreement with Clal Electronics" below. The address of Clal Electronics is Clal House 5 Druyanov St., Tel Aviv 63143, Israel.

(6) Represents 56,250 shares subject to options exercisable within 60 days after December 31, 1997. Mr. Guardado is President and Chief Operating Officer of the Company.

(7) Represents 3,432 shares held by Mr. Tomlinson and 32,885 shares subject to options exercisable within 60 days after December 31, 1997. Mr. Tomlinson is Vice President Sales and Marketing of the Company.

(8) Represents 13,509 shares subject to options exercisable within 60 days after December 31, 1997. Mr. McCallister, who was the Company's Vice President Operations, resigned from the Company in December 1997.

(9) Represents 500 shares held by Mr. Bogart and 10,500 shares subject to options exercisable within 60 days after December 31, 1997. Mr. Bogart is Vice President Product Development of the Company.

(10)Represents 2,750 shares subject to options exercisable within 60 days after December 31, 1997. Mr. Parker is a director of the Company.

(11)Includes 144,772 shares subject to options exercisable within 60 days after December 31, 1997 (represented by the options listed in notes 2, 6, 7, 9 and
    10).

                               EXECUTIVE OFFICERS

        The executive officers of the Company, and their ages as of December 31, 1997, are as follows:


Name                                       Age    Position
----                                       ---    --------
Arnon Gat...........................       49     Chairman of the Board of Directors and
                                                  Chief Executive Officer

Julio L. Guardado...................       42     President and Chief Operating Officer

Robert Bogart.......................       51     Vice President Product Development

Anita Gat...........................       58     Vice President Administration, Secretary
                                                  and Director

Kirk W. Johnson.....................       40     Vice President Finance and Chief Financial
                                                  Officer

Derek Tomlinson.....................       36     Vice President Sales and Marketing

        For information regarding the positions and offices with the Company held by Dr. Gat and Ms. Gat, please refer to the discussion regarding nominees for election as directors in "Directors/Nominees" under Proposal No. 1 above.

        Mr. Guardado joined the Company in July 1995 as its President and Chief Operating Officer. From July 1991 to July 1994, Mr. Guardado held the position of Vice President and General Manager of the Monitoring Systems Division of Nellcor, Inc., a medical instrumentation company. Before joining Nellcor, Mr. Guardado served as Vice President and General Manager of the Raster Products Division of CalComp, Inc., a leading supplier of computer graphics peripherals for CAD engineering applications from October 1990 to July 1991. He received a B.S. from the University of California Riverside in applied science/computer science and an M.B.A. from Claremont Graduate School.

        Mr. Bogart has served as Vice President Product Development of the Company since October 1996 and served as Vice President Programs of the Company from August 1996 to October 1996. From January 1996 to August 1996, Mr. Bogart served as Director, New Products of the Company. Prior to joining the Company, Mr. Bogart served as Principal of COSINE, a consulting practice that provided management and engineering services to a diverse array of clients, from 1993 to 1995. From 1988 to 1993, Mr. Bogart served as Vice President, Engineering of Laserscope, a manufacturer of medical electronic equipment. He holds a B.S. in electrical engineering from Carnegie Mellon University, an M.S. in electrical engineering from the University of Maryland and an M.S. in administration from George Washington University.

        Mr. Johnson has served as Vice President Finance and Chief Financial Officer of the Company since June 1997. Prior to joining the Company, Mr. Johnson served at Cypress Semiconductor Corporation, a semiconductor manufacturing company, from March 1988 to June 1997, most recently as Corporate Controller. Mr. Johnson holds a B.A. and an M.B.A. from Whittier College.

        Mr. Tomlinson has served as Vice President of Sales and Marketing of the Company since October 1996. From May 1995 to October 1996, he served as Vice President Sales and Acting Vice President Marketing of the Company, and from July 1993 to May 1995, he served as Vice President Sales of the Company. He has been employed by the Company since September 1986 in various sales and sales management positions, including: Director of Sales, National/European Sales Manager, Western Regional Sales Manager and Sales Engineer. Before joining the Company, Mr. Tomlinson was a Technical Sales Engineer at Airco Special Gases, a commercial gas supplier. He holds a B.S. in chemical engineering from the University of New Hampshire.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED OFFICERS

        The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company during fiscal 1997, fiscal 1996 and fiscal 1995 to the Named Officers. This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant SARs and has no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE



                                                                          Long-term
                                                                         Compensation
                                                                          ----------
                                                                            Awards
                                     Annual Compensation                  ----------
                                    ---------------------                   Shares
                                                                          Underlying   All Other
                            Fiscal   Salary      Bonus     Other Annual     Options   Compensation
Name and Principal Position  Year     ($)       ($) (1)   Compensation($)    (#)          ($)
                            ------  --------    --------- --------------- ----------  -----------
Arnon Gat..................  1997   $200,000     $ 23,893    $5,100 (2)        --      $   522 (3)
Chairman of the Board of     1996    200,000       21,500     5,100 (2)        --          522 (3)
Directors and Chief          1995    142,308      121,136     1,362 (2)     3,960       15,519 (4)
Executive Officer

Julio Guardado.............  1997    175,000       24,953     5,100 (2)        --          306 (3)
President and Chief          1996    206,141 (5)   25,104     5,100 (2)   125,000 (7)      306 (3)
Operating Officer            1995     30,288           --        --       100,000           --

Derek Tomlinson............  1997    150,000       15,663     8,480 (6)     4,743          188 (3)
Vice President Sales and     1996    100,429       75,241     7,260 (6)    18,800 (7)      148 (3)
Marketing                    1995     81,153      114,653     4,122 (6)     5,000           67 (3)

Robert Bogart..............  1997    153,101        5,400     5,100 (2)    10,000          854 (3)
Vice President Product       1996     87,552       11,333       785 (2)    25,000 (7)      549 (3)
Development                  1995         --           --        --            --           --

Duane McCallister (8)......  1997    135,000       18,252     5,100 (2)     2,817        1,238 (3)
Former Vice President        1996    136,154 (5)   17,972     4,315 (2)    48,400 (7)      712 (3)
Operations                   1995         --           --        --            --           --

-----------------------------
(1) Includes profit sharing and executive bonuses for services rendered during fiscal 1995, executive bonuses for services rendered during fiscal 1996 and executive and incentive bonuses for services rendered during fiscal 1997 but that may have been paid in a different fiscal year. Profit sharing is paid quarterly to all employees with at least two months' service with the Company in the quarter, except that officers did not receive profit sharing during fiscal 1996 or fiscal 1997. The amount to be paid to each eligible employee equals 10% of the Company's pre-tax profit for the quarter divided by the number of eligible employees.

(2) Represents car allowance.

(3) Represents group term life insurance paid by the Company.

(4) Includes $15,024 paid for vacation over-accrual and $495 for group term life insurance paid by the Company.

(5) Includes reimbursement of relocation expenses of $30,000 for Mr. Guardado and $25,000 for Mr. McCallister.

(6) Includes a car allowance of $5,100, $5,100 and $3,762 and an office allowance of $3,380, $2,160 and $360 for fiscal 1997, fiscal 1996 and fiscal 1995 respectively.

(7) Includes options granted earlier but repriced during fiscal 1996.

(8) Mr. McCallister resigned from the Company in December 1997.

        The following table sets forth information concerning option grants during the fiscal year ended September 30, 1997 to each of the Named Officers.

                          OPTION GRANTS IN FISCAL 1997


                                Individual Grants                             Potential Realizable
                       ----------------------------------------------------     Value at Assumed
                       Number of     % of Total                                  Annual Rates of
                         Shares       Options                                      Stock Price
                       Underlying    Granted to                                   Appreciation
                        Options      Employees                                 for Option Term (3)
                        Granted      in Fiscal   Exercise Price  Expiration    -------------------
                        (#)(1)        Year (2)    Per Share ($)    Date         5% ($)     10% ($)
                       ----------    ----------  --------------  ----------    -------     -------
Arnon Gat.............      --           --              --             --         --           --

Julio Guardado........      --           --              --             --         --           --

Derek Tomlinson.......   4,743          1.3%          $5.13       11/04/06     $15,302     $38,778

Robert Bogart.........  10,000          2.8            5.00       11/11/06      31,445      79,687

Duane McCallister(4)..   2,817          0.8            5.13       11/04/06       9,088      23,032



----------------------------
(1) Options granted in fiscal 1997 vest at the rate of 25% of the shares subject to the option annually from the date of grant. The exercise price was equal to the fair market value of the Common Stock on the date of grant. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) Percent of total options granted to employees in fiscal year is based on a total of 357,680 options granted to employees during fiscal 1997.

(3) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock.

(4) Mr. McCallister resigned from the Company in December 1997.


        The following table sets forth the number of shares of Common Stock represented by outstanding stock options held by each of the Named Officers as of September 30, 1997 and the value of such options based on the closing price of the Company's Common Stock at fiscal year-end ($6.875). None of the Named Officers exercised stock options during fiscal 1997.

                       FISCAL 1997 YEAR-END OPTION VALUES


                                                                    Value of Securities
                                        Number of Shares                Unexercised
                                     Underlying Unexercised         In-the-Money Options
                                  Options at Fiscal Year-End(#)    at Fiscal Year-End ($)
  Name                            Exercisable   Unexercisable    Exercisable     Unexercisable
  ----                            ---------------------------    -----------------------------
Arnon Gat.......................     18,023         4,687          $ 50,275       $16,756

Julio Guardado..................     56,250        68,750               344         1,037

Derek Tomlinson.................     33,699        21,094           103,749        24,512

Robert Bogart...................      6,250        28,750             3,938        33,063

Duane McCallister (1)...........      8,430        25,287             2,355         7,060

----------------------------

(1) Mr. McCallister resigned from the Company in December 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Since January 1998, the Compensation Committee of the Board of Directors has consisted of Messrs. Kuroda and Parker. In December 1997, the Compensation Committee of the Board of Directors consisted of Mr. Parker. From December 1995 to November 1997, the Compensation Committee of the Board of Directors consisted of Messrs. Moore and Parker. From May 1995 to December 1995, the Compensation Committee consisted of Messrs. Kuroda and Moore. None of Messrs. Kuroda, Parker or Moore has been, or is, an officer or an employee of the Company. Prior to that time the members of the Compensation Committee were Arnon Gat and Anita Gat, both of whom are executive officers of the Company. No past or current member of the Compensation Committee has ever had a relationship that would constitute an interlocking relationship with the Company and executive officers or directors of another entity.

EMPLOYMENT AGREEMENTS

        The Company has entered into an employment agreement with Mr. Guardado, dated July 20, 1995, which specifies that he will be paid a base salary of $14,585 per month (calculating to $175,000 annually) and will be eligible for a bonus of up to 45% of annual base salary based on the Company meeting performance goals to be agreed upon by Mr. Guardado with the Company's Chief Executive Officer prior to the beginning of each fiscal year. In addition, pursuant to the agreement, the Company has reimbursed Mr. Guardado $30,000 for his actual and reasonable expenses to relocate to the San Jose area. The Company and Mr. Guardado must each give the other six months' notice of termination of Mr. Guardado's employment. In addition to other fringe benefits offered to the Company's employees generally and pursuant to the terms of Mr. Guardado's employment agreement, in July 1995, Mr. Guardado was granted an option to purchase up to 100,000 shares of the Company's Common Stock under the 1993 Plan exercisable at $21.63 per share. In June 1996, this option grant was repriced and is now exercisable at $7.125 per share. In connection with Mr. Guardado's employment agreement, in August 1995, the Company advanced Mr. Guardado $60,000 pursuant to a promissory note that bears interest at the rate of 8.75% per annum. During fiscal 1996, Mr. Guardado paid down the note, and the note had a remaining balance of $25,655 plus accrued interest of $2,085 as of July 1997. In fiscal 1997, the Company extended the note until July 1998 and added a provision to the note specifying that all payments and interest due on the note would be canceled if Mr. Guardado is employed by the Company through July 1998.

        In fiscal 1997, the executive officers of the Company each entered into an employment agreement with the Company that provides for one year of salary continuation and up to two years of option vesting following the closing of certain change of control transactions.

REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors, comprised of two non-employee directors, determines and administers the Company's executive compensation policies and programs.

Compensation Policy

        The Company applies a consistent philosophy to compensation for all employees, including senior management. The premise of this philosophy is to pay for performance. The Committee's primary objectives in determining compensation policies are: (1) to maintain competitive, progressive programs to attract and retain key executive talent and foster teamwork and to motivate executive officers by appropriately rewarding such individuals for their achievements; and
(2) to provide incentives which focus executive efforts on short-term and long-term strategic goals for the Company by closely aligning their financial interests with shareholder interests. To attain these goals, the Committee has designed the Company's executive compensation program to include salary, an executive incentive plan, stock options and participation in benefit plans generally available to other employees.

        The Compensation Committee of the Board reviews base salary levels for officers annually. The Compensation Committee establishes the general compensation policy of the Company for all executive officers and sets specific salary and stock option levels.

        To arrive at total compensation, the Company's human resources department provides the Compensation Committee with market data from published surveys which track high technology companies. The Company's executive level positions, including the Chief Executive Officer ("CEO"), were matched to comparable survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash compensation. A custom analysis of market stock option practices of select industry group companies was provided to the Compensation Committee. The analysis provided the database of companies constituting the industry group, an overview of market practices and option grants in equivalent shares for new hire and ongoing grants.

        The executive compensation survey data are reviewed with the CEO for each executive level position and, with respect to the CEO's compensation, are reviewed by the Board. The CEO's salary was based on competitive market conditions as described below.

Fiscal Year 1997 Executive Compensation

        The practice of the Company during fiscal 1997 has been to establish base salaries at the approximate median of comparative positions included in the executive compensation survey data. The foregoing information, along with the CEO's recommendations of base salary for fiscal 1997 for each executive officer, was presented to the Compensation Committee at the time salary levels were approved and again for particular executive officers at various times throughout the year when the executive officer was promoted or other changes in the officer's status were made. At that time, the Committee reviewed the recommendations outlined above and established a base salary level for the executive officer in question.

        The Committee believes that the compensation of the CEO and other executive officers should be influenced by the Company's overall performance. As a result, once base salary was determined, an additional portion of the compensation of each executive was contingent upon corporate and individual performance under the Company's bonus compensation plan for each officer. Under these plans, cash awards may be made to employees based upon the Company's overall performance measured by the Company's pre-tax income and based upon individual performance in achieving certain milestones set by the officer and the CEO (in the case of the CEO, set by the CEO and the Compensation Committee). Executive officer bonus distributions for fiscal 1997 have, together, totaled $109,281.

        Finally, the Committee believes that stock options play an important role in attracting and retaining qualified personnel because they provide personnel with a reward directly tied to increased stock values. Stock options are granted at fair market value to executive officers when they first join the Company. During fiscal 1997, an option was initially granted to one executive officer for the purchase in the aggregate of up to 60,000 shares of the Company's Common Stock. In individual cases, follow-on options are granted, again at fair market value on the date of grant, to executives after the initial options are partially or fully vested. Both initial and follow-on options are granted based upon the Committee's analysis of equity incentives offered to executives in equivalent positions by similar companies with whom the Company competes for available executive talent and, with respect to follow-on options, the CEO's determination of whether or not the executive officer's performance warrants an additional grant. Four follow-on options were granted in fiscal 1997 to three executive officers and one former executive officer (who resigned in fiscal 1998).

CEO Compensation

        The Committee applies the foregoing principles and policies in determining the compensation of the Chief Executive Officer, Dr. Arnon Gat. In determining Dr. Gat's base salary and bonus, the Committee examined compensation levels for other chief executive officers in high technology firms within and outside the industry.

        Dr. Gat received a salary of $200,000 during fiscal 1997, a time period in which the Company experienced a net loss of $4.7 million compared to net income of $2.7 million in fiscal 1996, and in which revenue decreased to $49.6 million from $71.1 million in the prior fiscal year. The Committee believes that, for the near term, increases in revenue and net earnings are the primary metrics for the Chief Executive Officer. Based on reports of compensation levels for chief executive officers in similar sized companies, the Committee set Dr. Gat's bonus target at 55% of his annual salary. During fiscal 1997, the Company did not meet Dr. Gat's bonus target for the combination of increases in revenue and net earnings due to the Company's low revenue levels and its net loss. Based on the Company's performance, the Committee approved the payment to Dr. Gat of a cash bonus for fiscal 1997 of $23,893, which equals 11.9% of his fiscal 1997 salary.


                                                 COMPENSATION COMMITTEE

                                                 Norio Kuroda
                                                 Cecil Parker

                        COMPARISON OF SHAREHOLDER RETURN

     The graph below compares the cumulative shareholder return on the Common Stock of the Company from the first date the Company's Common Stock was publicly traded (May 16, 1995) to September 30, 1997 with the cumulative return on the Nasdaq Market Index (U.S. Companies) and the H&Q Semiconductor Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the indexes on the first date the Company's Common Stock was publicly traded and reinvestment of all dividends).

              COMPARISON OF CUMULATIVE TOTAL RETURN SINCE MAY 1995

                              [PERFORMANCE GRAPH]


            AG Associates,          Nasdaq Market            H&Q Semiconductor
                  Inc.                 Index-US                    Index
            ----------------       ----------------           ----------------
            Investment Value       Investment Value           Investment Value
            ----------------       ----------------           ----------------
   5/16/95        100                     100                        100
   9/30/95        158                     121                        128
   9/30/96         42                     143                         96
   9/30/97         43                     196                        191

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        See "Proposal No. 1 - Election of Directors" above for a description of directors' compensation arrangements and "Executive Compensation -- Employment Agreements" above for a description of compensation-related agreements entered into by the Company with its officers.

        Other than these compensation arrangements, since October 1, 1996, there has not been, nor is there currently proposed, any transaction or series of transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of the Company's Common Stock had or will have a direct or indirect material interest except for the transactions described below.

CANON SALES CO., INC. ("CANON")

        In July 1989, Canon, Appex Corporation and Nippon Typewriter Corporation (collectively, the "Purchasers") entered into Stock Purchase Agreements with the Company. Under the Stock Purchase Agreements, the Purchasers acquired approximately 799,999 shares of the Common Stock of the Company, or 37% of the then-outstanding shares of the Company's Common and Preferred Stock for an aggregate purchase price of approximately $3.8 million. In connection with such purchase, the Purchasers were granted incidental registration rights at the Purchasers' expense to include their shares in any registration of shares held by shareholders in an amount up to 37% of the shares registered. Subsequent to the purchase, Norio Kuroda's predecessor, who was then Managing Director of Canon, was elected to the Company's Board of Directors. Mr. Kuroda, Managing Director of Canon's Optical Product Group, now serves on the Company's Board of Directors, although there is no obligation on the Company's part to nominate a representative of Canon.

        In January 1994, the Company entered into an Improvements License Agreement with Canon under which the Company granted Canon a non-exclusive, non-transferable (except in a merger or sale of assets), royalty-free, fully paid license to use the Company's technology (a) to make modifications to rapid thermal processing ("RTP") systems purchased from the Company and to distribute such modified units in Japan under any separate distribution arrangement that may exist between the Company and Canon from time to time and (b) to manufacture prototypes of component parts of RTP systems but only if such parts are integrated into a system purchased from the Company. Title to the resulting modifications is held jointly by Canon and the Company without the right to sell or transfer rights in the same.

        In connection with the 1989 transactions described above, Canon entered into an agreement (renewed in 1994) to act as the Company's exclusive distributor in Japan. Sales to Canon amounted to $5.7 million under this arrangement in fiscal 1997.

AGREEMENTS WITH CLAL ELECTRONICS

        Pursuant to a 1995 agreement among the Company, Dr. Arnon Gat, the Company's Chairman of the Board, a director and a principal shareholder of the Company, Anita Gat, an executive officer, director and principal shareholder of the Company, AG Associates (Israel) Ltd, then a 49%-owned subsidiary of the Company ("AG Israel"), Rapro Technology Inc., a wholly owned subsidiary of the Company ("Rapro"), and Clal Electronics, Clal Electronics acquired approximately 544,000 shares (then 9.9%) of the Company's outstanding shares of Common Stock from existing shareholders. After May 15, 1998, Clal Electronics may increase its ownership in the Company up to 12% and, if its ownership exceeds 10%, it has the right to nominate a member for election to the Company's Board of Directors. In the interim, Clal Electronics has the right to nominate an observer to attend meetings of the Company's Board of Directors.

        Clal Electronics and its assignees have also been granted the right to require the Company to register the shares of the Company's Common Stock sold in 1995 to Clal Electronics with the Securities and Exchange Commission and to include such shares in any registration planned by the Company. These registration rights were granted in order to enable the holder of the shares to sell such shares in the public market and are exercisable at the expense of the holders of the shares to be registered.

AGREEMENTS BETWEEN AG ISRAEL AND THE COMPANY

        In March 1996, the Company and AGI, Inc., the wholly owned subsidiary of AG Israel, entered into a Transition Services Agreement whereby the Company provides certain services to AGI, Inc. These services include: (1) providing employment, operational and human resources services under the direction of AGI, Inc., utilizing, in all cases, records and procedures separate from those of the Company; (2) providing accounts payable services to AGI, Inc., and, at the request of AGI, Inc., collecting accounts receivable and paying accounts payable for AGI, Inc.; and (3) providing such other services as shall be agreed to by the parties. As consideration for these services, AGI, Inc. pays to the Company the incremental direct costs and out-of-pocket expenses derived directly from the provision of the services. During fiscal 1997, AGI, Inc. incurred expenses payable to the Company of $548,750 under the Transition Services Agreement. The Transition Services Agreement has an indefinite term, but either party may cancel any or all service or services provided pursuant to the Transition Services Agreement on 90-days prior notice. As of December 31, 1997, all of the expenses due under the Transition Services Agreement at the end of fiscal 1997 had been paid by AG Israel.

        The Company also subleases to AGI, Inc. 3,148 square feet of space that is part of the Company's principal executive office facility. The rental charge is $7,500 per month under the terms of a Sublease, dated, for reference purposes only, August 20, 1996, among the Company, AGI, Inc. and AG Israel as guarantor of AGI, Inc.'s obligations. The Sublease terminates on November 30, 1998, unless sooner terminated as provided in the Sublease, except that AGI, Inc. has the option through October 2001 to extend and renew the Sublease upon the same terms and conditions and at the same rental rate (as such may be adjusted) for consecutive one year additional terms. During fiscal 1997, AGI, Inc. incurred expenses payable to the Company of $440,000 under the Sublease. As of December 31, 1997, all of the expenses due under the Sublease at the end of fiscal 1997 had been paid by AG Israel. In addition, the Company and AGI, Inc. agreed to share the cost of a research and development laboratory, and, in connection with this agreement, AGI, Inc. incurred expenses payable to the Company of $350,000 in fiscal 1997. As of December 31, 1997, all of the expenses due under this research and development laboratory sharing agreement at the end of fiscal 1997 had been paid by AG Israel.

        In January 1997, the Company and AG Israel entered into a Technology Agreement whereby the Company granted to AG Israel a license to use new technology generated under the Company's next generation rapid thermal processing research and development program in return for AG Israel's obligation to pay the Company up to $2 million in royalties on AG Israel's sale of products incorporating certain of the Company's technology. No royalties were due under this Technology Agreement in fiscal 1997.

        During fiscal 1997, AG Israel completed a private placement of its ordinary shares in which the Company did not participate, reducing the Company fully diluted equity interest in AG Israel from approximately 45% to 25.2% and the Company's voting interest in AG Israel from 49% to 28%. At that time, the Company, Clal Electronics and AG Israel also modified certain additional existing agreements as follows:

(1) Fields of Use. During 1995 and until May 15, 2002, AG Israel and the Company had agreed to operate to the exclusion of the other in a defined "Field of Use." The Fields of Use for each of AG Israel and the Company were clarified during fiscal 1997 to make certain that both parties would be allowed to compete in certain chemical vapor deposition applications and that both parties could develop technology involving certain integrated circuit manufacturing processes. The effect of this clarification was to reduce the scope of both the Company's and AG Israel's exclusive Fields of Use and increase the number of markets and applications, including certain cluster tool applications, in which the Company and AG Israel can compete.

(2) Options on AG Israel Stock. A five-year option held by the Company to purchase the Clal Electronics' ownership interest in AG Israel at a specified price, and a right of the Company to require the sale of such interest to the Company if AG Israel should become inactive, were each terminated.

(3) AG Israel Corporate Governance. Certain 1995 agreements between Clal Electronics and the Company concerning the management, board representation and obligations to continue to fund AG Israel were terminated. In connection with AG Israel's 1997 closing of its new round of financing, Clal Electronics and AG Associates entered into an agreement with the new AG Israel investors concerning the corporate governance of AG Israel, replacing the 1995 corporate governance agreements. Under the new agreement, the Company is entitled to appoint up to two directors of AG Israel until its initial public offering. Dr. Gat serves as one of the directors.

(4) AG Israel Indemnities. During 1995, at the time Clal Electronics invested in AG Israel, the Company, Dr. Gat, and Rapro made certain warranties to, and promised to indemnify, AG Israel and Clal Electronics with respect to the status and condition of the technology that is currently jointly owned by AG Israel and the Company. During 1997, these warranties and indemnities were amended to release Dr. Gat from any obligation thereunder and to remove Clal Electronics as a beneficiary thereof, leaving the Company as the sole obligor thereunder and AG Israel as the sole beneficiary.

            COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock ("10% Shareholders"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership on a Form 3 and reports of changes in ownership of Common Stock and other equity securities of the Company on a Form 4 or Form 5. Officers, directors and 10% Shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors, and 10% Shareholders were met during fiscal 1997.


                              SHAREHOLDER PROPOSALS

        Shareholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1999 Annual Meeting of Shareholders must be received by September 28, 1998.


                                 OTHER BUSINESS

        The Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of such meeting. As to any business that may properly come before the Meeting, or any adjournment thereof, however, it is intended that Proxies, in the form enclosed, will be voted in the respect thereof in accordance with the judgment of the persons voting such Proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           /s/  ANITA GAT
                                           -------------------------------
                                           ANITA GAT
                                           Vice President and Secretary

                               AG ASSOCIATES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                January 26, 1998

        The undersigned hereby appoints Arnon Gat and Kirk Johnson, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of AG Associates, Inc. (the "Company") to be held at 4:00 p.m. on Thursday, February 26, 1998, at the Company, located at 4425 Fortran Drive, San Jose, California, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

    1.  ELECTION OF DIRECTORS.

        [ ]    FOR all nominees listed       [ ]    WITHHOLD AUTHORITY
               below (except as indicated           to vote for all nominees
               to the contrary below)               listed below

    Nominees: Arnon Gat, Anita Gat, Norio Kuroda and Cecil Parker

    Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

    ----------------------------------------------------------------------------

    2. AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 400,000 SHARES, FROM 1,500,000 SHARES TO 1,900,000 SHARES.

        [ ]  FOR           [ ]   AGAINST       [ ]  ABSTAIN

    3. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

        [ ]  FOR           [ ]   AGAINST       [ ]  ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOUR NOMINEES AND FOR PROPOSALS 2 AND 3.

           (Continued and to be signed and dated on the reverse side.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF AG ASSOCIATES, INC.

Signature(s) of Shareholder(s):


Name:_______________________________     Name:_______________________________

By:_________________________________     By:_________________________________

Title:______________________________     Title:______________________________

Dated:________________, 1998             Dated:________________, 1998


        Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased Shareholder should give their full title. Please date the proxy.

     Please check the following box if you plan to attend the meeting:[ ]

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.